Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Global Clean Energy Holdings, Inc. (the “Company”) to be filed on or about February 1, 2021 of our report dated October 6, 2020, relating to the Company’s consolidated financial statements for the years ended December 31, 2016, December 31, 2017, December 31, 2018 and December 31, 2019, which is included in the Company’s Annual Report on Form 10-K/A for the years ended December 31, 2016, December 31, 2017, December 31, 2018 and December 31, 2019.

Hall & Company Certified Public Accountants & Consultants, Inc.

/s/ HALL & COMPANY CERTIFIED PUBLIC ACCOUNTANTS & CONSULTANTS, INC.

Irvine, California

February 1, 2021